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EXHIBIT  99.4



January 30, 2004

Deloitte & Touche LLP
Two Hilton Court
Parsippany, NJ 07054-0319

For the year ended December 31, 2003, Long Beach Acceptance Corp. has complied in all material respects with their established minimum servicing standards for serviced loans as described in Appendix I, which were derived from the Mortgage Banker's Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP). As of and for this same period, Long Beach Acceptance Corp. was covered by a fidelity bond of $40,000,000 and an errors and omissions policy of $15,000,000.


/s/ Stephen W. Prough
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         Stephen W. Prough
         Chairman, President and Chief Executive Officer



/s/ Michael J. Pankey
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         Michael J. Pankey
         Senior Vice President and Chief Financial Officer